EXHIBIT 99.1

Linn Energy Hires New Chief Accounting Officer

Houston, Texas, May 22, 2008 – Linn Energy, LLC (Nasdaq: LINE) announced today that, effective June 9, 2008, David B. Rottino will be joining Linn Energy as Senior Vice President and Chief Accounting Officer. Mr. Rottino has over 15 years of oil and gas accounting experience and is coming to Linn Energy from El Paso Corporation where he was Vice President and E&P Controller.  Prior to El Paso Corporation, Mr. Rottino held positions as Assistant Controller for ConocoPhillips, Vice President and Chief Financial Officer for Burlington Resources Canada, and Director of Financial Analysis and Corporate Accounting for Burlington Resources, Inc.  Mr. Rottino obtained his BBA from Texas Tech University, an MBA from Texas Christian University and is a Certified Public Accountant.

“I would like to welcome David to Linn Energy and believe his extensive experience in the oil and gas industry will broaden and strengthen our leadership team,” said Michael C. Linn, Chairman and Chief Executive Officer of Linn Energy.

Lisa D. Anderson, Senior Vice President and Chief Accounting Officer, will be leaving Linn Energy effective May 31, 2008, to pursue other opportunities. Mr. Linn stated, “We want to thank and recognize Lisa for her tireless efforts and valuable contributions to Linn Energy over the last two years.”

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long life properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS: Kolja Rockov	Clay P. Jeansonne
Executive Vice President and CFO	Vice President – Investor Relations
281-840-4169	281-840-4193